Lawson Products Reports Second Quarter 2016 Results

CHICAGO, July 21, 2016 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the second quarter ended June 30, 2016.

Second Quarter Highlights

•	Net sales of $69.3 million compared to $70.7 million a year ago. On an adjusted basis, net sales were essentially flat (See reconciliation in Table 1)

•	Net income of $0.2 million for the quarter compared to $2.9 million a year ago reflecting the additional costs associated with the expansion of the sales organization

•	Ended the quarter with 1,020 sales representatives, a net increase of 83 since year-end

•	Completed the acquisition of F.B. Feeney Hardware in Ontario, Canada

•	Ended the quarter with $8.9 million of available cash with additional availability of $31.9 million under its credit facility

“While sales were softer than we would have liked for the quarter, our results were consistent with slower industrial activity impacting the MRO marketplace," said Michael DeCata, president and chief executive officer. “We accelerated investments in our organization primarily through adding new sales representatives, investing in our veteran reps and pursuing acquisitions that fit our business model. As expected, the rapid growth in the sales force has a short-term negative impact on our operating income; it generally takes two to three years for a newly hired sales rep to build a strong book of business. Increasing our sales force and making the right acquisitions will provide us opportunities to expand and increase our geographic coverage in the large, fragmented MRO marketplace.

“We accelerated our rep growth during the quarter adding a net new 60 sales representatives, bringing our total sales force to more than 1,000. Given this acceleration in the first half of the year, we expect rep growth to moderate in the second half of the year as we concentrate on providing the training and support to drive their productivity. Additionally, we completed our third acquisition within the past nine months. These ongoing investments, in conjunction with our strong financial position, provide us with a strong foundation for growth when the market improves and as our newly hired sales reps generate additional sales for the organization.”

Second Quarter Results

Net sales for the second quarter of 2016 were $69.3 million versus $70.7 million a year ago. Sales were negatively impacted by the continued slow-down in the MRO marketplace, ongoing weak demand from customers in the oil and gas industry and a decline in the Canadian dollar from a year ago. This overall decrease was partially offset by continued volume growth in the Kent Automotive Division, the addition of several new strategic customers and growth within our non-federal government business. Excluding the effect of the further decline in the demand from oil and gas customers and the decrease in the Canadian exchange rate, adjusted net sales were $70.5 million or essentially flat with the prior year (See reconciliation in Table 1). Average daily sales decreased 1.9% to $1.084 million from $1.105 million in the previous year quarter. The second quarter of 2016 and 2015 both had 64 selling days.

Gross profit as a percentage of sales was 61.3%, improving sequentially from 60.9% in the first quarter of 2016. Product margin has remained consistent and we continued to see the anticipated benefits, including lower inventory levels, from implementing a new inventory forecasting process that commenced in late 2015. The slight decrease from 61.9% a year ago quarter was due to stable fixed costs on a lower sales base, lower freight recoveries and additional labor costs as we integrated the acquisition.

Selling expenses increased to $23.2 million in the second quarter of 2016 from $21.9 million in the prior year quarter and were 33.5% as a percent of sales compared to 31.0% in 2015. This increase was primarily due to our expansion of the sales force. Additionally, we incurred higher performance based compensation due to partially reversing those accruals in 2015. General and administrative expenses increased to $19.3 million in the second quarter of 2016 from $18.6 million in the prior year quarter primarily due to increases in employee and acquisition related costs, partially offset by a decrease in stock-based compensation.

Operating profit in the second quarter of 2016 was break-even compared to the operating income of $3.2 million a year ago. Excluding certain non-operational and non-recurring items, adjusted non-GAAP operating income was $0.7 million in the second quarter of 2016 compared to $4.3 million a year ago (See reconciliation in Table 2). The decrease from a year ago was primarily driven by lower sales and related gross margins, increased selling expenses as we continue to expand our sales force and acquisition related costs.

Net income for the second quarter of 2016 was $0.2 million, or $0.02 per diluted share, as compared to net income of $2.9 million, or $0.33 per diluted share, for the same period a year ago.

Lawson ended the second quarter in a net cash position of $8.7 million, an improvement of $0.9 million from the first quarter. Improved working capital, partially offset by a $1.3 million acquisition, drove the increase in net cash. The Company has additional borrowing capacity of $31.9 million under its credit facility.

"Our continued investment with a view toward growth reflects our confidence in our established growth strategy. The recent sales force expansion over the past several quarters will drive sales as the reps build their book of business. Our stated acquisition strategy with small acquisitions as important first steps in a plan to make increasingly larger acquisitions is proceeding as planned and with good results. Customer service metrics are at record levels, our gross margin and balance sheet are extremely strong and we are continuing to build a foundation for growth. I am confident that we are on the right track and executing as planned despite current difficult economic conditions,” concluded DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss second quarter 2016 results at 9:00 a.m. Eastern Time on July 21, 2016. The conference call is available by direct dial at 1-800-862-9098 in the U.S. or 1-785-424-1051 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through August 31, 2016. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 10042#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through August 31, 2016.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of maintenance and repair products. Lawson carries a comprehensive line of products and provides inventory management services to the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. With five strategically located distribution centers in North America, Lawson ships to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2015, Form 10-K filed on February 18, 2016. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net sales	$69,348	$70,726	$139,059	$140,630
Cost of goods sold	26,822	26,918	54,074	53,939
Gross profit	42,526	43,808	84,985	86,691

Operating expenses:
Selling expenses	23,204	21,949	45,957	46,350
General & administrative expenses	19,293	18,616	37,830	38,045
Operating expenses	42,497	40,565	83,787	84,395

Operating income	29	3,243	1,198	2,296

Interest expense	(153)	(142)	(319)	(278)
Other income (expense), net	250	24	373	(209)

Net income before income taxes	126	3,125	1,252	1,809
Income tax (benefit) expense	(46)	199	63	254

Net income	$172	$2,926	$1,189	$1,555

Basic income per share of common stock	$0.02	$0.34	$0.14	$0.18

Diluted income per share of common stock	$0.02	$0.33	$0.13	$0.17

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

	June 30,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$8,866	$10,765
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	30,811	27,231
Inventories, net	42,671	44,095
Miscellaneous receivables and prepaid expenses	4,348	3,667
Total current assets	87,496	86,558

Property, plant and equipment, net	32,923	35,487
Cash value of life insurance	8,737	10,245
Goodwill	2,773	319
Deferred income taxes	51	51
Other assets	403	434
Total assets	$132,383	$133,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$175	$925
Accounts payable	10,952	9,370
Accrued expenses and other liabilities	21,985	26,048
Total current liabilities	33,112	36,343

Security bonus plan	14,385	14,641
Financing lease obligation	8,080	8,539
Deferred compensation	4,730	4,626
Deferred rent liability	3,930	3,912
Other liabilities	4,088	3,769
Total liabilities	68,325	71,830

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,822,419 and 8,796,264 shares, respectively Outstanding - 8,796,307 and 8,771,120 shares, respectively	8,822	8,796
Capital in excess of par value	10,439	9,877
Retained earnings	44,761	43,572
Treasury stock – 26,112 and 25,144 shares, respectively	(533)	(515)
Accumulated other comprehensive income	569	(466)
Total stockholders’ equity	64,058	61,264
Total liabilities and stockholders’ equity	$132,383	$133,094

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended June 30, 2016, March 31 2016 and June 30, 2015. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET SALES
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,
	2016	2015

Net sales, as reported per GAAP	$69,348	$70,726

Decrease in direct sales to oil and gas customers (1)	861	—
Impact of Canadian exchange rate	284	—
Adjusted non-GAAP net sales	$70,493	$70,726

Percentage decrease in non-GAAP net sales	(0.3)%

(1)	Represents net decrease over prior period in sales to direct oil and gas customers as defined by Standard Industry Classification ("SIC") codes

TABLE 2 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015

Operating income, as reported per GAAP	$29	$1,169	$3,243

Stock-based compensation (1)	515	(1,217)	971
Severance expense	143	204	50

Adjusted non-GAAP operating income	$687	$156	$4,264

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015	Jun. 30, 2015

Number of business days	64	64	61	64	64

Average daily net sales	$1,084	$1,089	$1,065	$1,098	$1,105
Sequential quarter increase (decrease)	(0.5)%	2.3%	(3.0)%	(0.6)%	(0.5)%

Average active sales rep. count (1)	981	949	931	917	912
Period-end active sales rep. count	1,020	960	937	925	920

Sales per rep. per day	$1.105	$1.148	$1.144	$1.197	$1.212
Sequential quarter increase (decrease)	(3.7)%	0.3%	(4.4)%	(1.2)%	(0.5)%

Net sales	$69,348	$69,711	$64,961	$70,243	$70,726
Gross profit	42,526	42,459	39,091	43,342	43,808

Gross profit percentage	61.3%	60.9%	60.2%	61.7%	61.9%

Operating expenses
Selling, general & administrative expenses	$42,497	$41,290	$41,145	$40,532	$40,565
Other expenses, net (2)	—	—	931	—	—
	42,497	41,290	42,076	40,532	40,565

Operating income (loss)	$29	$1,169	$(2,985)	$2,810	$3,243

(1)	Average active sales representative count represents the average of the month-end sales representative counts.

(2)	The three months ended December 31, 2015 includes $0.9 million related to estimated future remediation of an environmental matter at the Decatur, Alabama facility.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665